Exhibit (b)

SHAREHOLDERS’ AGREEMENT

dated as of

July 1, 2005

among

WIRELESS TELECOM GROUP, INC.

and

INVESTCORP TECHNOLOGY VENTURES LP

and

DAMANY HOLDING GMBH

SHAREHOLDERS’ AGREEMENT (this “AGREEMENT”), dated as of July 1, 2005, among Wireless Telecom Group, Inc., a New Jersey corporation (the “COMPANY”), and Investcorp Technology Ventures, L.P., a limited partnership organized under the laws of the Cayman Islands (“INVESTCORP”), and Damany Holding GmbH, a private limited liability company organized under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under No. HRB 142 984 (“DAMANY” and, collectively with Investcorp, the “SELLERS”).

WHEREAS, the Company, the Sellers and Willtek Communications GmbH, a limited liability corporation organized under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under No. HRB 46 733 (“WILLTEK”), are parties to an Amended and Restated Stock Purchase Agreement, dated as of March 29, 2005 (the “PURCHASE AGREEMENT”), pursuant to which, among other things, the Investor Group (as defined below) will acquire shares of Common Stock (as defined below) (capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Purchase Agreement, a copy of which is attached hereto);

WHEREAS, the Company and the Sellers wish to make provision relating to the governance of the Company following consummation of the transactions contemplated by the Purchase Agreement, and the rights and obligations of the parties relating to ownership and disposition of the shares of the Common Stock; and

WHEREAS, the Closing (as defined below) is conditioned upon the Company and the Sellers entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings.

“ACQUISITION SHARES” means the Closing Shares issued to the Sellers at the Closing and the Indemnification Shares placed into escrow with the Escrow Agent at the Closing pursuant to the Indemnification Escrow Agreement.

An “AFFILIATE” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The Company and its Subsidiaries shall not be deemed Affiliates of any member of the Investor Group.

“AMEX” means the American Stock Exchange.

Any Person is deemed to “BENEFICIALLY OWN” shares of Common Stock that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided that, any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“BLACKOUT PERIOD” has the meaning ascribed to such term in Section 4.08.

“BOARD” means the board of directors of the Company.

“CLOSING OWNERSHIP PERCENTAGE” means the percentage of the Outstanding Shares represented by (i) the Closing Shares issued to the Sellers at Closing plus (ii) the Indemnification Shares placed into escrow at Closing pursuant to the Indemnification Escrow Agreement, after giving effect to such issuance.

“COMMON STOCK” means the Common Stock of the Company, par value $.01 per share.

“COMPANY NOTICE” has the meaning ascribed to such term in Section 3.01(b)(iii).

“COMPETITOR LIST” has the meaning ascribed to such term in Section 3.01(b)(i).

“CUT-OFF DATE” has the meaning ascribed to such term in Section 2.02.

“DEMAND PERIOD” has the meaning ascribed to such term in Section 4.01(a).

“DEMAND REGISTRATION STATEMENT” has the meaning ascribed to such term in Section 4.01(a).

“DIRECTOR” means a member of the Board.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GRACE PERIOD” means a period equal to 20 calendar days from the date on which Investcorp’s Total Ownership Amount falls below the Upper Designation Share Total or the Lower Designation Share Total, as applicable, provided that the Grace Period shall not begin to run, and shall be extended for so long as, Investcorp is prohibited from acquiring additional Common Stock by Applicable Law or internal Company policy.

“HOLDERS” means all Persons who from time to time are holders or Beneficial Owners of Registrable Securities; provided, however, that any such Person other than a member of the Investor Group who desires to acquire Registrable Securities in accordance with this Agreement shall, as a condition to acquiring any such Registrable Securities, execute a joinder agreement in which it shall agree to be bound by the provisions of this Agreement to the same extent as the members of the Investor Group and shall thereafter be deemed to be a member of the Investor Group for all purposes of this Agreement, unless such Person does not hold any Registrable Securities.

“INCIDENTAL REGISTRATION STATEMENT” has the meaning ascribed to such term in Section 4.02(a).

“INDEPENDENT DIRECTOR” means a director who qualifies as independent for purposes of membership on a board of directors of a company (as opposed to committee membership) under the then effective rules and regulations of the AMEX and the SEC.

“INSPECTORS” has the meaning ascribed to such term in Section 4.05(n).

“INVESTOR DIRECTORS” initially means Savio W. Tung and Hazem Ben-Gacem, and thereafter means such Persons who are designated in writing by Investcorp, as such designation may change from time to time, to serve as Directors in accordance with Section 2.01; provided, however, that each Investor Director must (i) not be a director, officer, employee, consultant or material customer of, or material supplier to, any Person engaged in a business that directly competes with the Company and its Subsidiaries (which, for purposes hereof, includes the business engaged by Willtek and its Subsidiaries), and (ii) in the good faith judgment of Investcorp, have such credentials and experience as would reasonably be expected of a member of the board of directors of a company with securities listed on the AMEX.

“INVESTOR GROUP” means the Sellers and any Permitted Transferee to whom Acquisition Shares have been transferred in accordance with this Agreement; provided that any such Permitted Transferee has become a party hereto and has agreed to be bound by the terms hereof.

“INVESTOR-RELATED PARTY” means a member of the Investor Group and any Affiliate controlled by any member of the Investor Group.

“NASD” means the National Association of Securities Dealers, Inc.

“LOWER DESIGNATION SHARE TOTAL” means the number of shares of Common Stock obtained by multiplying (i) 0.05 and (ii) the Outstanding Shares as of the date of measurement.

“NON-INVESTOR DIRECTORS” means Directors other than the Investor Directors.

“OFFER” has the meaning ascribed to such term in Section 3.01(b)(ii).

“OFFEROR” has the meaning ascribed to such term in Section 3.01(b)(ii).

“OFFER PRICE” has the meaning ascribed to such term in Section 3.01(b)(ii).

“OPTION” has the meaning ascribed to such term in Section 3.01(b)(iii).

“OPTION NOTICE” has the meaning ascribed to such term in Section 3.01(b)(iii).

“OUTSTANDING SHARES” means the aggregate number of issued and outstanding shares of Common Stock as of the date of measurement. The term “Outstanding Shares” shall not include Common Stock that is subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights.

“PERMITTED TRANSFEREES” means (i) any member of the Investor Group or any Affiliate of any member of the Investor Group, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any member of the Investor Group and (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general and limited partners of which, include only one or more of the Persons specified in clauses (i) and (ii) of this sentence.

“PERSON” means any individual, corporation, firm, partnership, limited liability company, joint venture, trust, estate, business association, organization, governmental entity or other entity.

“RECORDS” has the meaning ascribed to such term in Section 4.05(n).

“REGISTRATION EXPENSES” means all expenses incurred by the Company arising from the Company’s performance of or compliance with Article IV, including all registration and filing fees and expenses (including SEC, stock exchange and NASD fees), fees and expenses of compliance with state securities or “blue sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing, if any, of the securities to be registered on each securities exchange or national market system on which the Common Stock is then listed, fees and disbursements of counsel for the Company and of the independent certified public accountants of the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the reasonable fees and disbursements of one law firm representing Holders of Registrable Securities (which, in the case of a Demand Registration Statement, shall not exceed US$50,000 per registration, and in the case of an Incidental Registration Statement, shall not exceed US$15,000 per registration), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained in accordance with the rules and regulations of the NASD), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company. Registration Expenses shall exclude all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons, all transfer taxes, if any, related to the sale or disposition of Registrable Securities by holders of such Registrable Securities, and the fees and disbursements of more than one law firm representing holders of Registrable Securities.

“REGISTRABLE SECURITIES” means the Acquisition Shares and any securities that are issued or distributed or are issuable in respect of any Registrable Securities by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities if (i) such securities have been registered under the Securities Act, the registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities have been sold or distributed pursuant to Rule 144, or (iii) such securities shall cease to be outstanding; provided, however, that Registrable Securities Transferred among the members of the Investor Group shall remain Registrable Securities, regardless of how they are sold or distributed.

“REGISTRATION STATEMENT” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, and any amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“RULE 144” means Rule 144 (or any similar provision then in force) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental entity.

“SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SELLING HOLDER” means a Holder who has requested inclusion of Registrable Securities in a Demand Registration Statement.

“SELLING PERIOD” has the meaning ascribed to such term in Section 4.01(a).

“STATEMENT” has the meaning ascribed to such term in Section 3.01(b)(ii).

“SUBJECT SHARES” has the meaning ascribed to such term in Section 3.01(b)(iii).

“TOTAL OWNERSHIP AMOUNT” of Investcorp means the aggregate number of Outstanding Shares Beneficially Owned by such Person and any Permitted Transferee to whom Acquisition Shares have been transferred by such Person in accordance with the terms of this Agreement.

“TRANSFER” has the meaning ascribed to such term in Section 3.01(a).

“TRANSFER RESTRICTED PERIOD” has the meaning ascribed to such term in Section 3.01(a).

“UNDERWRITER” has the meaning ascribed to such term in Section 4.07(a).

“UNDERWRITTEN OFFERING” has the meaning set forth in Section 4.01(d).

“UPPER DESIGNATION SHARE TOTAL” means the number of shares of Common Stock obtained by multiplying (i) 0.125 and (ii) the Outstanding Shares as of the date of measurement.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.01. Board of Directors. (a) In accordance with the Company’s certificate of incorporation and bylaws and applicable provisions of the New Jersey Business Corporation Act and the rules and regulations of AMEX, effective at the Closing, the Board shall consist of no more than seven (7) Directors, and the Board shall secure the resignation of Paul Genova from the Board, which resignation shall be effective at the Closing. Unless otherwise required by the New Jersey Business Corporation Act and the rules and regulations of AMEX, for so long as Investcorp is entitled to designate any Investor Director pursuant to this Section 2.01, the Board shall not take any unilateral action to increase the size of the Board such that the Board shall consist of more than seven (7) Directors without the prior written approval of the Investor Directors.

(b) As a condition to the Closing, and effective as of the Closing, in accordance with and subject to the Company’s certificate of incorporation and bylaws and applicable provisions of the New Jersey Business Corporation Act and the rules and regulations of AMEX, the Company shall cause (a) Savio W. Tung and Hazem Ben-Gacem to be appointed to the Board of Directors, each to serve in such capacity until the next annual meeting of shareholders of the Company or until his successor is duly elected and qualified, and (b) Cyrille Damany to be appointed the Chief Executive Officer of the Company.

(c) (i) For so long as the Total Ownership Amount of Investcorp equals or exceeds the Upper Designation Share Total from and after the date hereof, with respect to each annual or special meeting of the Company at which Directors are to be elected, Investcorp shall be entitled to designate up to two (2) Investor Directors who shall be nominated by the Company’s nominating committee (or of there is no such nominating committee, the Board or any other duly authorized committee thereof) for election as Directors, provided that such nomination would not contravene the Company’s certificate of incorporation and bylaws, the charter of the Company’s nominating committee (as applicable), applicable provisions of the New Jersey Business Corporation Act, the rules and regulations of AMEX, the Board’s fiduciary duties to the Company’s shareholders and other constituents, and any other Applicable Law. For so long as the Total Ownership Amount of Investcorp is less than the Upper Designation Share Total but equals or exceeds the Lower Designation Share Total from and after the date hereof, with respect to each annual or special meeting of the Company at which Directors are to be elected, Investcorp shall be entitled to designate one (1) Investor Director who shall be nominated by the Company’s nominating committee (or of there is no such nominating committee, the Board or any other duly authorized committee thereof) for election as a Director, provided that such nomination would not contravene the Company’s certificate of incorporation and bylaws, the charter of the Company’s nominating committee (as applicable), applicable provisions of the New Jersey Business Corporation Act, the rules and regulations of AMEX, the Board’s fiduciary duties to the Company’s shareholders and other constituents, and any other Applicable Law. If at any time the Total Ownership Amount of Investcorp falls below the Upper Designation Share Total or the Lower Designation Share Total, as applicable, and Investcorp does not increase its Total Ownership Amount above the Upper Designation Share Total or the Lower Designation Share Total, as applicable, by the end of the Grace Period, Investcorp’s rights under this Section 2.01 corresponding to the relevant share total shall terminate, provided that Investcorp’s rights under this Section 2.01 shall not terminate until the end of any relevant Grace Period.

(ii) If an Investor Director dies, resigns from the Board or is removed from the Board or disqualified from serving on the Board in accordance with Applicable Law or the Company’s certificate of incorporation or bylaws, a new Investor Director may be designated by Investcorp to fill the vacancy created by the death, resignation, disqualification or removal of such former Investor Director, if at the time of such designation, after taking into account the other Investor Directors then serving as Directors, there are less than the number of Investor Directors serving on the Board than the number of Investor Directors Investcorp is then entitled to designate pursuant to Section 2.01(c)(i), and the Company shall use commercially reasonable efforts to cause such new Investor Director so designated to be appointed to the Board to fill such vacancy, in accordance with the Company’s certificate of incorporation and bylaws and applicable provisions of the New Jersey Business Corporation Act and the rules and regulations of AMEX.

(d) As a condition to an Investor Director’s ability to stand for election, such Investor Director shall provide to the Company in a timely manner all information required by Regulation 14A and Schedule 14A under the Exchange Act as the Company may request with respect to such Investor Director in a timely manner.

SECTION 2.02 Voting of Shares. Until the earliest of (a) the second (2nd) anniversary of the Closing Date, or (b) the date when Investcorp no longer has the right to designate any Investor Directors under the terms of this Agreement, or relinquishes the right to designate any Investor Directors (the earliest of such dates, the “CUT-OFF DATE”), each member of the Investor Group, in any election of directors or at any meeting of the shareholders of the Company at which directors are to be elected, (i) will be present (in person or by proxy) for purposes of establishing a quorum, and (ii) will vote, or grant a proxy to the Company or its authorized designee(s) to vote, all shares of Common Stock Beneficially Owned by such Person in favor of such Investor Directors and each Non-Investor Director nominee recommended by the Board for election as Directors, except that no member of the Investor Group shall be required to vote, or to grant a proxy to any other Person to vote, for any Non-Investor Director nominee in the event that such Non-Investor Director nominee is not supported by a majority of the Non-Investor Directors (provided that nothing herein shall relieve such member of the Investor Group from being present (in person or by proxy) for purposes of establishing a quorum). Except as provided above, each member of the Investor Group shall be free to vote in their sole discretion all shares of Common Stock Beneficially Owned by such Person entitled to vote on any other matter submitted to or acted upon by shareholders of the Company; provided, however, that the Investor Group shall vote against any amendment to the Company’s certificate of incorporation or bylaws with respect to the directors’ and officers’ indemnification provisions contained therein which would adversely affect the rights thereunder of the Company’s Directors and officers at any time prior to such vote, except for such modifications as are required by Applicable Law.

SECTION 2.03. Restrictions on Company Action; Bylaws. Except as required by Applicable Law, the applicable listing or corporate governance standards of the AMEX or the Company’s certificate of incorporation or bylaws, the Company shall not approve or recommend to its shareholders any transaction or approve, recommend or take any other action that would conflict with the terms of this Agreement. The Company and each member of the Investor Group shall each take or cause to be taken all lawful action necessary to ensure at all times that the Company’s certificate of incorporation and bylaws or any other agreement are not at any time inconsistent with the provisions of this Agreement.

SECTION 2.04. Chairmanship; Vice Chairmanship. (a) Mr. Savio Tung shall have the right, should he so desire, to be appointed as Chairman of the Board, and the Company shall use commercially reasonable efforts to obtain such appointment unless such appointment is prohibited by the applicable listing or corporate governance standards of the AMEX or any Applicable Law. Mr. Tung shall have the right to continue to serve as Chairman of the Board for each year, subject to (a) the action of the Board continuing him in such position (and the Company shall use its best efforts to continue such appointment unless such continuation is prohibited by the applicable listing or corporate governance standards of the AMEX or any Applicable Law) and (b) Mr. Tung then being a Director.

(b) Mr. Karabet Simonyan shall have the right, should he so desire, to be appointed as Vice Chairman of the Board, and the Company shall use commercially reasonable efforts to obtain such appointment unless such appointment is prohibited by the applicable listing or corporate governance standards of the AMEX or any Applicable Law. Mr. Simonyan shall have the right to continue to serve as Vice Chairman of the Board for each year, subject to (a) the action of the Board continuing him in such position (and the Company shall use its best efforts to continue such appointment unless such continuation is prohibited by the applicable listing or corporate governance standards of the AMEX or any Applicable Law) and (b) Mr. Simonyan then being a Director.

ARTICLE III

TRANSFER RESTRICTIONS

SECTION 3.01. Restrictions. (a) During the 12-month period following the Closing Date, in the case of Investcorp, and during the six (6)-month period following the Closing Date, in the case of Damany (the “TRANSFER RESTRICTED PERIOD”), Investcorp and Damany may not sell, dispose, convey, assign, pledge or otherwise transfer (collectively, “TRANSFER”) any of the Acquisition Shares; provided, however, that (i) any member of the Investor Group shall have the right to Transfer Acquisition Shares to any Permitted Transferee and (ii) as a condition to any such Transfer to a Permitted Transferee, such Permitted Transferee shall execute a joinder agreement in which it shall agree to be bound by the provisions of this Agreement to the same extent as the members of the Investor Group and shall thereafter be deemed to be a member of the Investor Group for all purposes of this Agreement; and provided, further, that nothing herein shall prohibit the deposit of the Indemnification Shares into escrow with the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement. Subject to Section 3.01(b) and applicable U.S. federal and state securities or “blue sky” laws, after the Transfer Restricted Period, the members of the Investor Group shall not be restricted under this Section 3.01 from Transferring any Acquisition Shares.

(b) (i) If Investcorp shall, without the prior written approval of a majority of the Non-Investor Directors, knowingly Transfer any Acquisition Shares to any Person set forth on Schedule 3 hereto (the “COMPETITOR LIST”) without complying with the provisions of

Section 3.01(b)(ii)–(v) hereof, then immediately following the consummation of such Transfer: (i) each of the Investor Directors designated by Investcorp shall resign from the Board effective immediately, and (ii) any and all rights of Investcorp to designate any Investor Director under Section 2.01 shall immediately terminate, notwithstanding the Total Ownership Amount of Investcorp. The Board may, no more than once during any six (6)-month period, replace up to two (2) of the Persons included on the Competitor List with two other Persons; provided, however, that no Person may be included in the Competitor List unless the Board (by majority vote of the Non-Investor Directors) reasonably determines that such Person is a competitor of the Company and its Subsidiaries in a significant business line of the Company and its Subsidiaries (which, for purposes hereof, includes the business engaged by Willtek and its Subsidiaries).

(ii) Notwithstanding anything herein to the contrary, if any member of the Investor Group receives a “bona fide” offer (an “OFFER”) from any Person set forth on the Competitor List (the “OFFEROR”) to purchase any Acquisition Shares owned by such member of the Investor Group and such member proposes to accept the Offer, such member of the Investor Group shall use its best efforts to obtain from the Offeror within three (3) days, but in no event later than ten (10) days, following the acceptance of the Offer by such member of the Investor Group, a statement, either in writing or in electronic format, addressed to such member of the Investor Group and signed by the Offeror (or bearing the name of an individual duly authorized to make the Offer on behalf of the Offeror, in the case of an electronic format) in as many counterparts as may be necessary (collectively, the “STATEMENT”) setting forth (i) the date of the Statement; (ii) the number of Acquisition Shares covered by the Offer, the price per Acquisition Share to be paid by the Offeror (the “OFFER PRICE”) and the terms of payment of such Offer Price; (iii) a statement that the Offer has been approved by the Offeror’s board of directors (or the equivalent if the Offeror is not a corporation), if the Offeror is not an individual; and (iv) the Offeror’s name, address and telephone number.

(iii) Within two (2) days following the date of the Statement, such member of the Investor Group shall give notice to the Company (the “COMPANY NOTICE”) stating that it proposes to accept the Offer and shall deliver with the Company Notice the Statement. The Company shall thereupon have the irrevocable and exclusive option, but not the obligation (the “OPTION”), to purchase all, but not less than all, of the Acquisition Shares which the Offeror has proposed to purchase from such member of the Investor Group (the “SUBJECT SHARES”) for the purchase price and on the terms set forth in Section 3.01(b)(v). The Option shall be exercised by the Company by giving notice (the “OPTION NOTICE”) to such member of the Investor Group within ten (10) days following the date of the Company Notice that the Company elects to exercise the Option. Upon exercise of the Option, the Company shall have the obligation to purchase the Subject Shares on and subject to the terms and conditions hereof. Failure by the Company to exercise the Option or to give an Option Notice shall be deemed an election by it not to exercise the Option.

(iv) If the Subject Shares are to be purchased by the Company pursuant to the Option, then such purchase shall, unless the parties thereto otherwise agree, be completed at a closing to be held at the principal office of the Company at 10:00 a.m., New York City time, on the tenth (10th) Business Day following the exercise of the Option. If the Option is not exercised pursuant to this Section 3.01(b), such member of the Investor Group shall be entitled to Transfer, subject to the provisions of Sections 3.01(a) hereof, at any time during the 120-day period following the date on which the Company shall have elected not to purchase the Acquisition Shares pursuant to the Option (or shall have failed to exercise the Option within the time period set forth therein), all, but not less than all, of the Subject Shares to the Offeror for a purchase price that is no less than the Offer Price and upon terms that, in the aggregate, are no more favorable to the Offeror than those stated in the Offer. For purposes of clarification and notwithstanding anything herein to the contrary, such Offeror shall not under any circumstances be deemed to be a member of the Investor Group upon purchase of any Acquisition Shares and, accordingly, such Offeror shall not be entitled under any circumstances to any of the rights to which a member of the Investor Group may be entitled under this Agreement, including, without limitation, the provisions of Section 2.01 hereof. If the Subject Shares are not purchased by the Offeror within such 120-day period, the provisions in this Section 3.01(b) shall again become effective, and no Transfer of such Subject Shares otherwise permitted by this Agreement may thereafter be made to any Person set forth on the Competitor List without again being subject to the provisions of this Section 3.01(b).

(v) The purchase price for any Subject Shares sold pursuant to the Option shall be an amount equal to the Offer Price. The purchase and sale shall otherwise be on the applicable terms and conditions of the Offer. The full amount of the purchase price for any Subject Shares purchased by the Company pursuant to this Section 3.01(b) shall be paid in full in cash, or by certified or cashier’s check, at the closing described in Section 3.01(b)(iv). In the event that the Offer involved provides for payment for any of the Subject Shares, in whole or in part, by means of any consideration other than cash, the Company may purchase the Subject Shares for such consideration, if reasonably available to the Company, or if not, for its cash equivalent. The cash equivalent of such consideration shall be fixed by a competent independent appraiser mutually selected by the Company and the member of the Investor Group to whom the Offer is addressed, and such parties shall instruct such independent appraiser to conduct an appraisal as promptly as practicable, provided that any such appraisal shall not delay the 10-day period referred to in Section 3.01(b)(iii). In the event the Company and such member of the Investor Group cannot select a mutually acceptable appraiser, each shall select a competent, independent appraiser, which appraisers shall then select a third competent, independent appraiser, whose determination as to value shall be conclusive and binding on the parties.

(c) Notwithstanding anything in this Agreement to the contrary, any member of the Investor Group may Transfer shares of Common Stock pursuant to (i) any merger, consolidation or other transaction which has been approved by the Board and the shareholders of the Company or (ii) any tender offer or exchange offer made by the Company.

(d) All Transfers of Acquisition Shares by the Investor Group shall be made (i) in accordance with Rule 144, (ii) pursuant to an effective registration statement under the Securities Act or (iii) in a transaction exempt from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws.

SECTION 3.02. Legends. (a) Except as set forth in Section 3.02(b), all certificates representing Acquisition Shares Beneficially Owned by the Investor Group shall bear an appropriate restrictive legend indicating that such Acquisition Shares are subject to restrictions pursuant to this Agreement and that such shares were not issued pursuant to a public offering registered pursuant to the Securities Act.

(b) Prior to any Transfer or proposed Transfer of Beneficial Ownership by any members of the Investor Group of any Acquisition Shares to any Person (other than pursuant to an effective Demand Registration Statement filed by the Company pursuant to Article IV hereof), such member shall give written notice to the Company of its intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company (it being agreed and acknowledged that Linklaters Oppenhoff & Rädler is satisfactory counsel) to the effect that the proposed Transfer may be effected pursuant to a then-effective Registration Statement or without registration under the Securities Act and any applicable state securities laws, whereupon, subject to the provisions of Section 3.01, such member shall be entitled to Transfer such stock in accordance with the terms of its notice. Each certificate for Acquisition Shares transferred as above provided shall bear the legends provided in Section 3.02(a), except that such certificate shall not bear such legends as they relate to the Securities Act if (i) such transfer is made under an effective Registration Statement or in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to Transfer such securities in a public sale without registration under the Securities Act.

ARTICLE IV

REGISTRATION RIGHTS

SECTION 4.01. Demand Registration. (a) During the period commencing on the first (1st) anniversary of the Closing Date and expiring on the date on which the Company’s obligations under this Section 4.01 shall terminate in accordance with the provisions of Section 4.01(f) below (such period, the “DEMAND PERIOD”), Holders of not less than 25% of the Registrable Securities may make a written request to the Company (which request shall specify the Registrable Securities intended to be disposed of by such Persons and the intended method of distribution thereof) that the Company register any and all of the Registrable Securities requested to be so registered by filing with the SEC a Registration Statement covering such Registrable Securities (a “DEMAND REGISTRATION STATEMENT”). Upon the receipt of such a request, the Company shall promptly notify all Holders from whom notice has not been received, and such Holders shall then be entitled within ten (10) days thereafter to request the Company to include in such Demand Registration Statement all or any portion of their Registrable Securities. Not later than the forty-fifth (45th) day after the earlier of (i) the expiration of such 10-day period and (ii) the date on which all Holders have indicated their intention to have Registrable Securities held by them included in such Demand Registration Statement, and provided the Company is then in the Demand Period, the Company shall cause to be filed a Demand Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register to the extent necessary to permit the disposition of such Registrable Securities in accordance with the intended methods of distribution thereof specified in such request, and shall use commercially reasonable efforts to have such Demand Registration Statement declared effective by the SEC as soon as practicable thereafter and to keep such Demand Registration Statement continuously effective for a period of time necessary following the date on which such Demand Registration Statement is declared effective for the underwriters or Selling Holders, as applicable, to sell all the Registrable Securities covered by such Demand Registration Statement, but in any event a period of no more than 150 days following the date on which such Demand Registration Statement is declared effective (the “SELLING PERIOD”) or such shorter period which will terminate when all of the Registrable Securities covered by such Demand Registration Statement have been sold pursuant thereto (including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Demand Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Demand Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Demand Registration Statement or by the Securities Act, any state securities or “blue sky” laws, or any other rules and regulations thereunder). The Company shall not be required to cause to be effective more than two (2) Demand Registration Statements pursuant to this Section 4.01. Notwithstanding the foregoing provisions, at any time that the Company is eligible to register a primary offering of securities on Form S-3 (or its successor Form) under the General Instructions to such Form, the Selling Holders shall be entitled to require that either or both of the demand registrations hereunder be effected as a shelf registration in accordance with Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC), and the Company shall use its commercially reasonable efforts to keep the Demand Registration Statement effecting such shelf registration continuously effective during the period from the date the Demand Registration Statement is declared effective by the SEC until the earlier to occur of (i) the second (2nd) anniversary of the effective date of such Demand Registration Statement, (ii) following the first anniversary of the Closing Date, the first date on which all Registrable Securities held by all members of the Investor Group represent less than 1% of all then Outstanding Shares, or (iii) the first date on which no member of the Investor Group is an “affiliate” of the Company as such term is defined in Rule 144 and all Registrable Securities held by all members of the Investor Group may be sold to the public without SEC registration in a single transaction under Rule 144(k).

(b) Subject to the provisions of Section 4.01(e), a Demand Registration Statement shall be deemed not to have become effective (and the related registration shall be deemed not to have been effected) unless it has been declared effective by the SEC; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court (other than any such stop order or injunction issued as a result of the inclusion in such Demand Registration Statement of any information supplied to the Company for inclusion therein by a Selling Holder), the Selling Period shall be extended by that number of days during which such stop order, injunction or other order or requirement remains in effect or is not reversed, vacated, waived or otherwise lifted.

(c) If at any time or from time to time any Selling Holder desires to sell Registrable Securities in an Underwritten Offering pursuant to a Demand Registration Statement, the underwriters, including the managing underwriter, shall be selected by the Selling Holders and shall be reasonably acceptable to the Company.

(d) If a registration pursuant to this Section 4.01 involves an underwritten offering of the securities being registered (an “UNDERWRITTEN OFFERING”), which securities are to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing, and the underwriter or the managing underwriter, as the case may be, of such Underwritten Offering shall inform the Company and the Selling Holders that, in its opinion, the amount of securities requested to be included in such registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the securities being offered, then the Company will include in such registration only the amount of Registrable Securities and other securities that the Company is so advised can be sold in such offering; provided, however, that the amount of Registrable Securities requested to be included in such registration that the Company is so advised can be sold in such offering shall be allocated pro rata among the Selling Holders on the basis of the number of Registrable Securities requested to be registered by all Selling Holders.

(e) The Selling Holders, at any time prior to the effective date of a Demand Registration Statement, may revoke the Demand Registration Statement, without liability to any Holder except as may be provided under this Section 4.01(e), by providing a written notice to the Company revoking such request. Notwithstanding the provisions of Section 4.01(b), any Demand Registration Statement revoked by Selling Holders (whether before or after such Demand Registration Statement has been declared effective) shall be deemed to have been “effective” for purposes of this Agreement unless the Selling Holders, within 30 days of such revocation, reimburse the Company for all Registration Expenses incurred by the Company in connection with the Demand Registration Statement so revoked.

(f) The Company’s obligations under this Section 4.01 shall terminate upon the first date on which: (i) following the first anniversary of the Closing Date, all Registrable Securities held by all members of the Investor Group represent less than 1% of all then Outstanding Shares, or (ii) no member of the Investor Group is an “affiliate” of the Company as such term is defined in Rule 144 (other than in situations in which the only reason no member of the Investor Group is such an “affiliate” is the Company’s breach of its obligations under Section 2.01) and all Registrable Securities held by all members of the Investor Group may be sold to the public without SEC registration in a single transaction under Rule 144(k).

SECTION 4.02. Incidental Registration. (a) If during the period commencing on the first (1st) anniversary of the Closing Date and expiring on the date on which the Company’s obligations under this Section 4.02 shall terminate in accordance with the provisions of Section 4.02(d) below, the Company proposes to register under the Securities Act any shares of Common Stock for sale for its own account or for the account of any other Person, other than pursuant to Section 4.01 (other than (i) any Registration Statement relating to any employee benefit or similar plan or any dividend reinvestment plan, (ii) pursuant to a Registration Statement filed in connection with an exchange offer or (iii) in connection with a transaction subject to Rule 145 under the Securities Act), the Company shall give written notice to each Holder at least 10 days prior to the initial filing of a Registration Statement with the SEC pertaining thereto (an “INCIDENTAL REGISTRATION STATEMENT”) informing such Holder of its intent to file such Incidental Registration Statement and of such Holder’s rights under this Section 4.02 to request registration of the Registrable Securities held by such Holder. Upon the written request of any Holder made within 10 days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by such Holder, including, if necessary, by filing with the SEC a post-effective amendment or supplement to the Incidental Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required, by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement or by the Securities Act or by any other rules and regulations thereunder.

(b) If a registration pursuant to this Section 4.02 involves an Underwritten Offering and the underwriter or the managing underwriter, as the case may be, of such Underwritten Offering shall inform the Company and the Selling Holders that, in its opinion, the amount of securities requested to be included in such registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the securities being offered, then the Company will include in such registration only the amount of Registrable Securities and other securities that the Company is so advised can be sold in such offering; provided, however, that the Company shall be required to include in such required registration: first, all the securities initially proposed to be sold pursuant to such Incidental Registration Statement by the Company, and second, the amount of Registrable Securities and other securities requested to be included in such registration that the Company is so advised can be sold in such offering, allocated pro rata among the Selling Holders and other security holders of the Company requesting such registration on the basis of the number of Registrable Securities and other securities requested to be included by all Selling Holders and other security holders.

(c) The Company may, at any time prior to the effective date of an Incidental Registration Statement, revoke such Incidental Registration Statement without liability to any Holder, by providing a written notice of such revocation to the Selling Holders.

(d) The Company’s obligations under this Section 4.02 shall terminate after the first date on which: (i) following the first anniversary of the Closing Date, all Registrable Securities held by all members of the Investor Group represent less than 1% of all then Outstanding Shares, or (ii) no member of the Investor Group is an “affiliate” of the Company as such term is defined in Rule 144 (other than in situations in which the only reason no member of the Investor Group is such an “affiliate” is the Company’s breach of its obligations under Section 2.01) and all Registrable Securities held by all members of the Investor Group may be sold to the public without SEC registration in a single transaction under Rule 144(k).

SECTION 4.03. Registration Expenses. The Company shall pay all Registration Expenses in connection with each registration pursuant to Sections 4.01 and 4.02. Each Holder selling Registrable Securities pursuant to any Demand Registration Statement or Incidental Registration Statement shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons, transfer taxes, if any, and all fees and disbursements of legal counsel not included as Registration Expenses hereunder, related to the sale or disposition of such Registrable Securities in proportions to the amount of such Holder’s Registrable Securities included in any Demand Registration Statement or any Incidental Registration Statement as compared to all Registrable Securities so included.

SECTION 4.04. Restrictions on Public Sale by Holders of Registrable Securities. If requested by the underwriter or managing underwriter in any Underwritten Offering (by the

Company or any other Person) of Common Stock or of any securities convertible into or exchangeable for Common Stock, or of warrants or other securities entitling the holder thereof to purchase Common Stock, each Holder shall agree not to effect any public sale or distribution of Common Stock during the 30-day period prior to, and during the 90-day period beginning on, the date of sale of securities in connection with such Underwritten Offering.

SECTION 4.05. Registration Procedures. In connection with the obligations of the Company pursuant to Sections 4.01 and 4.02, the Company shall use commercially reasonable efforts to effect or cause to be effected the registration under the Securities Act of the Registrable Securities entitled to be included in such registration in order to permit the sale of such Registrable Securities in accordance with their intended method or methods of distribution, and the Company shall:

(a) (i) prepare and file a Registration Statement with the SEC (within the time period specified in Section 4.01 in the case of a Demand Registration Statement) which Registration Statement (x) shall be on a form selected by the Company for which the Company qualifies, (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution, and (z) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, (ii) use commercially reasonable efforts to cause such Registration Statement to become effective (and remain effective in accordance with Section 4.01 in the case of a Demand Registration Statement), and (iii) furnish to the Holders selling Registrable Securities copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits) within a reasonable time prior to filing such Registration Statement or any amendment thereto, and any Holder shall have the opportunity to consent to any information pertaining solely to that Holder that is contained therein (which consent shall not be unreasonably withheld or delayed) and the Company shall consider in good faith such reasonable changes in any such document as shall reasonably be requested by such Holder with respect to such information prior to filing the Registration Statement (provided, however, that in the case of an Incidental Registration Statement, if such Holder does not provide such consent within ten (10) calendar days after receipt of such information pertaining to such Holder, such Holder shall not be entitled to have any of its Registrable Securities included in such Incidental Registration Statement) and (iv) cause each Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(b) in the case of a Demand Registration Statement, subject to Section 4.05(j), prepare and file with the SEC such amendments and post-effective amendments to each such Demand Registration Statement as may be necessary to keep such Demand Registration Statement effective for the applicable required period set forth herein with respect thereto; cause each prospectus forming part of such Demand Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by each Demand Registration Statement during the applicable required period in accordance with the intended method or methods of distribution by the Selling Holders, as set forth in such Registration Statement;

(c) furnish to each Selling Holder and to each underwriter of an Underwritten Offering of Registrable Securities covered by such Registration Statement, if any, without charge, as many copies of each prospectus forming part of such Registration Statement, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Selling Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of such Registrable Securities; and subject to the Selling Holders’ compliance with the provisions of Section 4.06(b), the Company hereby consents to the use of such prospectus, including each such preliminary prospectus, by each such Selling Holder and underwriter, if any, in connection with the offering and sale of such Registrable Securities;

(d) (i) use commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement, no later than the time such Registration Statement is declared effective by the SEC, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Selling Holder shall reasonably request; (ii) in the case of a Demand Registration Statement, use its commercially reasonable efforts to cause such registration or qualification to remain effective during the period such Demand Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary to enable each such underwriter, if any, and Selling Holder to consummate the disposition in each such jurisdiction of the Registrable Securities covered by such Registration Statement; provided, however, that the Company shall not be required to register or qualify any Registrable Securities in any jurisdiction if registration or qualification in such jurisdiction would subject the Company to unreasonable burden or expense or, in the case of an Underwritten Offering, would unreasonably delay the commencement of such Underwritten Offering; and provided, further, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(e) advise each Selling Holder promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) during the period in which the securities are to be offered and sold under an Incidental Registration Statement or, in the case of a Demand Registration Statement, during the period in which the Company is required hereunder to keep a Demand Registration Statement effective, of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such Registration Statement or the initiation of any proceeding for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period in which the securities are to be offered and sold under an Incidental Registration Statement or, in the case of a Demand Registration Statement, during the period a Demand Registration Statement is required hereunder to be effective as a result of which such Registration Statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f) furnish counsel for each underwriter, if any, and for each Selling Holder copies of any request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information;

(g) upon request, furnish to the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Selling Holder, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(h) cooperate with each Selling Holder and the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as each Selling Holder or the underwriter or managing underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three business days prior to any sale of Registrable Securities;

(i) upon the occurrence of any event contemplated by Section 4.05(e)(iv), during the period in which the securities are to be offered and sold under an Incidental Registration Statement or, in the case of a Demand Registration Statement, during the period in which a Demand Registration Statement is required hereunder to be kept in effect, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related prospectus, or any document incorporated therein as thereafter delivered to the purchasers of the Registrable Securities covered by such Registration Statement, such that such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(j) in the case of an Underwritten Offering, enter into underwriting agreements in customary form and take all other customary and appropriate actions in order to expedite or facilitate the disposition of the Registrable Securities covered by a Registration Statement as shall be reasonably requested by the underwriters, and in connection therewith:

(i) make such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and the Selling Holders and which shall in any event include customary “10b-5” negative assurances as to the disclosures in the Demand Registration Statement and related prospectus or prospectuses) addressed to each Selling Holder and the underwriters covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such underwriters and Selling Holders;

(iii) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the underwriters, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; and

(iv) deliver such customary documents and certificates as may be reasonably requested by the managing underwriters;

(k) use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on any securities exchange on which the Common Stock is then listed if so requested by the Selling Holders;

(l) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, the NASD and the AMEX;

(m) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its Selling Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder; and

(n) make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “INSPECTORS”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “RECORDS”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to make available all information reasonably requested by any such Inspector in connection with such Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (iii) the information in such Records has been made generally available to the public. The seller of Registrable Securities agrees by acquisition of such Registrable Securities that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

SECTION 4.06. Obligations of Selling Holders. (a) Each Selling Holder shall, as a condition to the exercise of any registration rights of such Person provided herein, furnish to the Company such information and materials regarding such Person, the ownership of Registrable Securities by such Person and the proposed distribution by such Person of such Registrable Securities as the Company may from time to time reasonably request in writing. Each Selling Holder shall, as a condition to participating in any Underwritten Offering of Registrable Securities, enter into such agreements as the underwriters thereof may reasonably request from time to time. Each Selling Holder shall promptly update in writing any information or materials provided to the Company pursuant to this Section 4.06(a) to the extent necessary to maintain the accuracy and completeness thereof and the Company shall promptly update any Registration Statement to reflect such updated information. Each Selling Holder shall take all such action as may be reasonably required by the Company to permit the Company to comply with all applicable requirements of the Securities Act and the Exchange Act.

(b) Promptly upon receipt of any written notice of the Company of the happening of any event of the kind described in Section 4.05(e)(ii) or (iv), each Selling Holder shall, and shall cause its agents to, forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration Statement until such Person’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.05(i), and, if so directed by the Company, such Person shall deliver to the Company all copies in its possession, other than permanent file copies then in such Person’s possession, of the prospectus covering such Registrable Securities which was current at the time of receipt of such notice. Without limiting the foregoing, each Selling Holder shall, and shall cause its agents to, use only the current prospectus, as amended or supplemented from time to time, that is made available to such Selling Holder by the Company for use in connection with the disposition of such Selling Holder’s Registrable Securities.

(c) Each Selling Holder agrees that it will not effect any disposition under any effective Registration Statement of any Acquisition Shares or other Registrable Securities other than in accordance with the plan of distribution of such securities described in such Registration Statement.

SECTION 4.07. Indemnification. (d) The Company shall indemnify and hold harmless each Person who participates as an underwriter (any such Person being an “UNDERWRITER”), each Selling Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Selling Holder or Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue or misleading statement or omission, or any such alleged untrue or misleading statement or omission, if such settlement is effected with the prior written consent of the Company; and

(iii) against any and all reasonable expense whatsoever, as incurred (including, subject to Section 4.07(c), fees and disbursements of counsel) incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that this indemnity agreement does not apply to any Selling Holder or Underwriter with respect to any loss, liability, claim, damage, judgment, settlement or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission (1) made in reliance upon and in conformity with written information furnished to the Company by such Person expressly for use in a Registration Statement (or any amendment thereto) or any related prospectus (or any amendment or supplement thereto) or (2) if such untrue statement or omission or alleged untrue statement or omission was corrected in an amended or supplemented Registration Statement or prospectus and the Company had furnished or made available copies thereof to the Underwriter or Selling Holder from which the Person asserting such loss, liability, claim, damage, judgment, settlement or expense purchased the securities that are the subject thereof prior to the date of sale by such Underwriter or Selling Holder to such Person, or (B) the failure of such Selling Holder to comply with its obligations set forth in Section 4.06.

(e) Indemnification by Sellers, Underwriters, Etc. Each Selling Holder shall jointly and severally indemnify and hold harmless the Company, each Underwriter and the other Selling Holders, and each of their respective partners, directors, officers and employees (including each Director and each officer of the Company who signed the Registration Statement) and each Person, if any, who controls the Company, any Underwriter or any other Selling Holder within the meaning of Section 15 of the Securities Act, against any and all losses, liabilities, claims, damages, judgments, settlements and expenses described in the indemnity contained in Section 4.07(a)(i)-(iii) (provided that any settlement of the type described therein is effected with the written consent of such Selling Holder), as incurred, but only with respect to (i) untrue statements or omissions, or alleged untrue statements or omissions, made in a Registration Statement (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto), or (ii) third party claims arising from the failure of such Selling Holder to comply with its obligations set forth in Section 4.06; provided, however, that an indemnifying Selling Holder shall not be required to provide indemnification in any amount in excess of the amount by which (x) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its affiliated indemnifying Selling Holders and distributed to the public were offered to the public exceeds (y) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Company shall be entitled, to the extent customary, to receive indemnification and contribution from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any prospectus or Registration Statement or amendment thereto.

(f) Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party’s or parties’ expense. If any indemnifying party or parties does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). In no event, however, will any indemnifying party or parties be liable for any settlement effected without the written consent of such indemnifying party or parties (which consent shall not be unreasonably withheld or delayed). If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this Section 4.07(c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(g) Contribution. (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 4.07 is for any reason held to be unenforceable or insufficient to hold harmless by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments, settlements and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments, settlements and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments, settlements or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the Selling Holders, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments, settlements and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 4.07(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii) The Company and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.07(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding this Section 4.07(d), an indemnifying Selling Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its affiliated indemnifying Selling Holders and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(1) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii) For purposes of this Section 4.07, each Person, if any, who controls a Selling Holder or an Underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Selling Holder or Underwriter; and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company. The indemnification required by this Section 4.07 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred and appropriate invoices or receipts therefor are presented to the indemnifying party.

SECTION 4.08. Blackout Periods. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled, for reasonable periods of time not to exceed 45 consecutive days and in no event to exceed more than an aggregate of 90 days during any 360-day period (a “BLACKOUT PERIOD”), to postpone and delay the filing or effectiveness of any Demand Registration Statement, or suspend the effectiveness of any Registration Statement, if a majority of the Non-Investor Directors shall determine in their good faith judgment that any such filing or the offering of any Registrable Securities would (a) impede, delay or otherwise interfere with any material pending or contemplated acquisition or divestiture, or (b) require disclosure of material non-public information (other than information relating to an event described in clause (a) above) which, if disclosed at such time, would be detrimental to the best interests of the Company and its stockholders. Upon written notice by the Company to each Holder of such determination, such Holder shall keep the fact of any such notice strictly confidential, and during any Blackout Period promptly halt any offer, sale, trading or transfer by it or any of its subsidiaries of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of each prospectus included in the Registration Statement, and any amendment or supplement thereto by it for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, will deliver to the Company any copies then in its possession of the prospectus covering such Registrable Securities.

SECTION 4.03. Rule 144. The Company shall timely file or furnish the reports required to be filed or furnished by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act).

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Term, Effect of Merger, Notices. (a) Unless terminated earlier in accordance with the provisions of this Agreement, the covenants, agreements and obligations contained herein shall be effective from the date hereof until the fifth (5th) anniversary of the Closing Date, or until mutually terminated by the parties hereto, if earlier. If during the Demand Period the Company is involved in a merger, consolidation or similar transaction in which the Common Stock is converted or exchanged into shares of capital stock of another Person, proper provision shall be made to cause Article IV to apply to such shares of capital stock from and after the consummation of that transaction, except that for purposes of Article IV, the terms “Registrable Securities” and “Common Stock” shall mean such shares of capital stock received in that transaction, and the calculation of “Outstanding Shares” and “Total Ownership Amount” shall be based on the shares of capital stock received in that transaction, in each case instead of the Common Stock.

(b) All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) business day following sending by overnight delivery via a national or international courier service and, in each case, addressed to a party at the following address for such party:

If to any member of the Investor Group, to it at the following address:

Investcorp International Ltd.
Investcorp House
48 Grosvenor Street
London W1K 3HW
United Kingdom
+44 (0)20 7629 6600 (phone)
+44 (0)20 7887 3335 (facsimile)
Attention: Mr. Hazem Ben-Gacem

and

Damany Holding GmbH
Gutenbergstrasse 2-4
85737 Ismaning
Germany
+49 (0) 89 996 41 – 110 (phone)
+49 (0) 89 996 41 – 442 (facsimile)
Attention: Mr. Cyrille Damany

with a copy to:

Linklaters Oppenhoff & Rädler
Börsenplatz 1
50667 Cologne
Germany
+(49-221) 20 91 0 (phone)
+(49-221) 20 91 435 (facsimile)
	Attention:	Raymond J. Fisher and
Carsten Flasshoff

If to the Company, at the following address:

Wireless Telecom Group Inc.
25 Eastmans Road
Parsippany, NJ 07054
Telephone: (201) 261-8797
Facsimile: (201) 261-8339
Attention: Mr. Karabet Simonyan

with a copy to:

Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, NY 10166
Telephone: (212) 801-9200 (phone)
Facsimile: (212) 801-6400 (facsimile)
	Attention:	Robert H. Cohen, Esq. and
Anthony J. Marsico, Esq.

or, in the case of any other Person who becomes a party to, or subject to, this Agreement, to the address set forth in the written agreement executed pursuant to Section 5.06, or to such other address as the party to whom notice is to be given may provide in a written notice to the Company, a copy of which written notice shall be on file with the secretary of the Company.

SECTION 5.02. Applicable Law. The laws of the State of New York, U.S.A. shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of laws.

SECTION 5.03. Integration. This Agreement, the Purchase Agreement, the other Ancillary Agreements, and the documents referred to in this Agreement to be delivered pursuant to this Agreement which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

SECTION 5.04. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

SECTION 5.05. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, or any provision hereof, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 5.06. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the prior written consent of the other parties hereto; provided that members of the Investor Group may assign all or a portion of their rights under Article IV to any transferee in connection with any permitted Transfer of Common Stock to such Person if such Common Stock constitutes “restricted securities” as defined in Rule 144 after such Transfer; provided that such transferee, as a condition to acquiring any such rights, execute a joinder agreement in which it shall agree to be bound by the provisions of this Agreement to the same extent as the members of the Investor Group and shall thereafter be deemed to be a member of the Investor Group for all purposes of this Agreement, unless such Person does not hold any Registrable Securities. Any purported assignment of rights under this Agreement in violation of this Section 5.06 shall be void and of no effect.

SECTION 5.07. Defaults. A default by the Investor Group, on the one hand, or by the Company, on the other hand, in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by the other party.

SECTION 5.08. Amendments; Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by (a) in the case of each Article other than Article IV (and the definitions attendant thereto), Section 2.04 and this Section 5.08, (i) the Company and (ii) the Investor Group, (b) in the case of Article IV (and the definitions attendant thereto) and this Section 5.08, (i) the Company and (ii) the Holders, and (c) in the case of Section 2.04, (i) the Company and (ii) Mr. Savio Tung.

SECTION 5.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same Agreement.

SECTION 5.10. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement other than the provisions of Article IV, the non-breaching parties would be irreparably harmed and could not be made whole by monetary damages. The parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of securing or posting any bond or providing prior notice.

SECTION 5.11. Exclusive Jurisdiction, Waiver of Jury Trial. (a) Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, or any transaction contemplated hereby. Each of the parties must commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York. Service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this Section 5.11(a). Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the United States District Court for the Southern District of New York, or, of such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to such action, suit or proceeding, and further irrevocably and unconditionally waives and shall not plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement. Each party (i) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 5.11(b).

SECTION 5.12. Attorneys’ Fees. In any action or proceeding (i) brought to enforce any provision of this Agreement, or (ii) where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 5.13. Approvals. Etc. In each instance where this Agreement requires any determination, approval, consent, or request to be made collectively by the Investor Group, such determination, approval, consent, or request shall be made by members of the Investor Group representing a majority of the Common Stock Beneficially Owned by the Investor Group, unless the Investor Group agrees upon a different methodology; provided that the Company is notified in advance in writing of such methodology. In each instance where this Agreement requires any determination, approval, consent, or request to be made collectively by the Holders, such determination, approval, consent, or request shall be made by Holders representing a majority of the Registrable Securities Beneficially Owned by such Holders, unless the Holders agree upon a different methodology; provided that the Company is notified in advance in writing of such methodology. In each instance where this Agreement requires any determination, approval, consent, or request to be made collectively by the Selling Holders, such determination, approval, consent, or request shall be made by Selling Holders representing a majority of the Registrable Securities requested to be included in the applicable Registration Statement, unless the Selling Holders agree upon a different methodology; provided that the Company is notified in advance in writing of such methodology.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WIRELESS TELECOM GROUP INC.,

By:	/s/ Paul Genova
Name:	Paul Genova
Title:	President and Chief Financial Officer

INVESTCORP TECHNOLOGY VENTURES, L.P.
by ITV Limited, as General Partner of Investcorp
Technology Fund Limited Partnership, its General Partner

By:	/s/ Mohammed Ameen
Name:	Mohammed Ameen
Title:	Director

DAMANY HOLDING GMBH

By:	/s/ Cyrille Damany
Name:	Cyrille Damany
Title:	Chief Executive Officer

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